Exhibit 99.1

NEWS RELEASE

ALLIANCE DATA SELECTED TO PROVIDE CO-BRAND CREDIT CARD SERVICES
FOR SONY AS PART OF NEW AGREEMENT, HELPING ENHANCE CUSTOMER
LOYALTY AND DIGITAL ENGAGEMENT

•	Alliance Data’s tech-forward approach, including best-in-class digital capabilities, will enhance cardmember acquisition and inspire digital brand engagement
•	Comprehensive data set and robust analytics to increase insights, help expand customer reach and grow top-line sales

COLUMBUS, Ohio, November 12, 2019 – Alliance Data Systems Corporation (NYSE: ADS), a leading global provider of data-driven marketing and loyalty solutions, today announced its card services business, a premier provider of branded private label, co-brand and commercial card programs, has signed a multi-year agreement with Sony Rewards, a division of Sony, to provide turnkey co-brand credit card services for the Sony and PlayStation® Credit Cards.

The two credit cards will help to enhance the already deep loyalty of Sony customers. The Sony CardSM  will reward cardmembers when they purchase Sony products, as well as for entertainment and dining purchases. The PlayStation® Card will offer cardmembers rewards for PlayStation Store purchases and Sony products, PlayStation digital services and mobile phone payments. Both credit cards are integrated with the Sony Rewards loyalty program, accelerating cardmembers’ Sony Rewards points earning potential and rewarding them for their loyalty.

In addition to leveraging Alliance Data’s suite of acquisition capabilities, the Sony CardSM and PlayStation® Card will feature innovative digital features that make it easy and engaging for cardmembers to access and interact with their credit accounts on their mobile device. Both card programs will also benefit from Alliance Data’s robust data and analytics expertise to help drive brand growth and top-line sales.

“Alliance Data has proven expertise in digital customer engagement and the ability to drive loyalty and sales through a multi-channel strategy,” said Steven Fuld, senior vice president of marketing at Sony Corporation of America. “Its tech-forward, data-driven approach aligns with our goals of reaching more customers and creating memorable experiences.”

“Our partnership will build upon the cherished customer experience that Sony enthusiasts have come to expect, furthering Alliance Data’s ability to drive increased value for both cardmembers and the brands,” said Deb Decker, senior vice president and chief client officer of Alliance Data’s card services business. “We are excited to partner with these world-class brands that share our passion for customers, digital innovation and the power of data.”

About Sony Corporation of America
Sony Corporation of America, located in New York, NY, is the U.S. headquarters of Sony Corporation, based in Tokyo, Japan. Sony's principal U.S. businesses include Sony Electronics Inc., Sony Interactive Entertainment LLC., Sony Pictures Entertainment Inc., Sony Music Entertainment and Sony/ATV Music Publishing LLC. Sony recorded consolidated annual sales of approximately $78.1.1 billion for the fiscal year ended March 31, 2019 and employs approximately 114,400.

About Alliance Data’s card services business
Alliance Data’s card services business develops market-leading private label, co-brand and commercial credit card programs for many of the world's most recognizable brands. Through our branded credit programs, we help build more profitable relationships between our partners and their cardmembers, and drive lasting loyalty.

Using the industry’s most comprehensive and predictive data set, advanced analytics, and broad-reaching capabilities, Alliance Data’s card services business has been helping partners increase sales and provide greater value to their cardmembers since 1986. We are proud to be part of the Alliance Data enterprise (NYSE: ADS), an S&P 500, FORTUNE 500 and FORTUNE 100 Best Companies to Work For company headquartered in Columbus, Ohio. To learn more, visit KnowMoreSellMore.com, follow us on Twitter @Know_SellMore, and connect with us on LinkedIn at Alliance Data card services.

About Alliance Data
Alliance Data is a leading global provider of data-driven marketing and loyalty solutions serving large, consumer-based industries. The Company creates and deploys customized solutions, enhancing the critical customer marketing experience; the result is measurably changing consumer behavior while driving business growth and profitability for some of today's most recognizable brands. Alliance Data helps its clients create and increase customer loyalty through solutions that engage millions of customers each day across multiple touch points using traditional, digital, mobile and emerging technologies. An S&P 500, FORTUNE 500 and FORTUNE 100 Best Companies to Work For company headquartered in Columbus, Ohio, Alliance Data consists of businesses that together employ over 10,000 associates at more than 50 locations worldwide.

Alliance Data's card services business is a provider of market-leading private label, co-brand, and business credit card programs. LoyaltyOne owns and operates the AIR MILES® Reward Program, Canada's most recognized loyalty program, and Netherlands-based BrandLoyalty, a global provider of tailor-made loyalty programs for grocers. In July 2019 Alliance Data completed the sale of its Epsilon business to Publicis Groupe. More information about Alliance Data can be found at www.AllianceData.com.

Forward Looking Statements
This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements give our expectations or forecasts of future events and can generally be identified by the use of words such as “believe,” “expect,” “anticipate,” “estimate,” “intend,” “project,” “plan,” “likely,” “may,” “should” or other words or phrases of similar import. Similarly, statements that describe our business strategy, outlook, objectives, plans, intentions or goals also are forward-looking statements.

We believe that our expectations are based on reasonable assumptions. Forward-looking statements, however, are subject to a number of risks and uncertainties that could cause actual results to differ materially from the projections, anticipated results or other expectations expressed in this release, and no assurances can be given that our expectations will prove to have been correct. These risks and uncertainties include, but are not limited to, factors set forth in the Risk Factors section in our Annual Report on Form 10-K for the most recently ended fiscal year, which may be updated in Item 1A of, or elsewhere in, our Quarterly Reports on Form 10-Q filed for periods subsequent to such Form 10-K.

Our forward-looking statements speak only as of the date made, and we undertake no obligation, other than as required by applicable law, to update or revise any forward-looking statements, whether as a result of new information, subsequent events, anticipated or unanticipated circumstances or otherwise.

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Contacts:

Alliance Data
Tiffany Louder – Investor Relations
214-494-3048
tiffany.louder@alliancedata.com

Shelley Whiddon – Media
214-494-3811
shelley.whiddon@alliancedata.com